EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Asia Global Holdings Corp.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Asia Global Holdings Corp. of our report dated April 14, 2007, relating to the consolidated financial statements of Asia Global Holdings Corp. and subsidiaries as of December 31, 2006, and for the year then ended, which report appear in the annual report to stockholders and incorporated in this annual report on Form 10-KSB.

/s/ HLB Hodgson Impey Cheng
HLB Hodgson Impey Cheng
Chartered Accountants
Certified Public Accountants

Hong Kong, S.A.R.
April 14, 2007